CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 17 to Registration Statement No. 333-260642 on Form N-6 of our report dated April 9, 2025, relating to the financial statements and financial highlights of each of the sub-accounts comprising Wilton Reassurance Life Co of New York Variable Life Separate Account A appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Stamford, Connecticut
April 25, 2025